UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

February 18, 2008
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

40 King Street West, Suite 3200, Toronto, Ontario, Canada, M5H 3Y2
(Address of Principal Executive Offices and Zip Code)

(416) 866 3000
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 15, 2006, C2 Communications Technologies Inc., a wholly-owned subsidiary of C2 Global Technologies Inc. (“C2”), filed a patent infringement lawsuit against AT&T, Inc. (“AT&T”) and certain other co-defendants. The complaint was filed in the Marshall Division of the United States District Court for the Eastern District of Texas and alleges that the defendants’ services and systems utilizing Voice over Internet Protocol infringe C2’s U.S. Patent No. 6,243,373 (the “’373 Patent”), entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System”.

On February 18, 2008, C2 executed a Settlement and License Agreement with AT&T (the “Agreement”) for the purpose of settling its patent infringement litigation against AT&T. Under the terms of the Agreement, C2 granted AT&T a non-exclusive, perpetual, worldwide, fully paid up, royalty free license under any of C2’s present patents and patent applications, including the ‘373 Patent, to make, use, sell or otherwise dispose of any goods and services based on such patents. The foregoing license grant was made in consideration of AT&T’s payment to C2 in the amount of $3.75 million, payable upon the effective date of the Agreement. The payment was received on March 3, 2008. In addition, the Agreement contains other terms and provisions customary for agreements of this nature. C2’s litigation with other co-defendants in the patent infringement lawsuit is on-going.

Item 8.01  Other Events.

On February 19, 2008, the Company issued a press release which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Exhibits

Exhibit No.	Title

99.1	Press release dated February 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C2 Global Technologies Inc.

Date: March 4, 2008	By:	/s/ Stephen A. Weintraub
		Name:	Stephen A. Weintraub
		Title:	Chief Financial Officer and Corporate Secretary